Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

2006 EXECUTIVE OFFICERS BONUS PLAN

Purpose of Plan

1.	The purpose of this Bonus Plan (the “Plan” or “this Bonus Plan”) is to further the long-term growth and earnings of North Pittsburgh Systems, Inc. (“NPSI” or “Company”) and its subsidiaries by offering bonus incentives to supplement the base salaries of those officers of NPSI who will be largely responsible for such growth. The bonuses are for achievements that are above and beyond what would normally be expected. NPSI considers its executives to be well compensated and with their base salaries comes an expectation of superior performance. The bonuses are for even better performance.

Bonus Determination Period

2.	This Bonus Plan shall be in effect for Calendar Year 2006 (that is, from January 1, 2006 through December 31, 2006), except that, if a Change of Control (as defined in Paragraph 10 below) occurs before December 31, 2006, this Bonus Plan shall be in effect for only such shorter period that begins with January 1, 2006 and ends with the date on which the Change of Control occurs. The period during which this Bonus Plan is in effect is hereafter referred to as the “Bonus Determination Period.” The establishment of any bonus plans for subsequent periods shall be by action of NPSI’s Board of Directors upon the recommendation of its Compensation Committee.

Eligibility and Participation

3.	Each person who is a Vice President or President of NPSI (each such office is hereafter referred to as an “Eligible Office”) at the end of the Bonus Determination Period or who held an Eligible Office at the time of his/her death, retirement or termination during the Bonus Determination Period will participate in the Plan for the period of time during the Bonus Determination Period that such person held any Eligible Office, provided that, in accordance with Paragraph 9 below, the retired or terminated person does not seek or enter employment with a competing business. The persons who pursuant to this Paragraph 3 participate in the Plan are hereafter referred to collectively as the “Participants” and individually as a “Participant.”

Total Potential Maximum Aggregate Bonus Amount

4(a).	If the Bonus Determination Period is a full calendar year, the total maximum amount potentially payable to all Participants in the aggregate for the Bonus Determination Period (the “Total Potential Maximum Aggregate Bonus Amount”) will be determined at the end of the Bonus Determination Period by multiplying the aggregate total base salaries paid throughout Year 2006 to all Participants by 20%.

4(b).	If a Change of Control (as defined in Paragraph 10 below) occurs before December 31, 2006, the aggregate bonus payable to all Participants shall be determined at the end of the Bonus Determination Period and shall equal the product of multiplying 20% times the greater of (x) the aggregate total base salaries of all Participants for the Bonus Determination Period (that is, for the period from January 1, 2006 through the date the Change of Control occurs) or (y) the product of multiplying (i) 50% times (ii) the sum of the annualized base salaries of the Participants in effect immediately prior to the Change of Control and, in the case of any

Eligible Office which is vacant immediately prior to the Change of Control, the highest annualized base salary paid to a holder of such Eligible Office during the Bonus Determination Period. For purposes of the determination of the Total Potential Maximum Aggregate Bonus Amount when a Change of Control has occurred, it shall be assumed that the base salaries of all Participants in effect immediately prior to the Change of Control would have continued for the entire year.

Bonus Criteria

5.	The portion of the Total Potential Maximum Aggregate Bonus Amount which will be awarded to Participants for 2006 will be determined by the Board of Directors upon the recommendation of the Compensation Committee. In determining the magnitude of the actual aggregate bonus amount, the Board of Directors and Compensation Committee shall, among other things, consider, within the context of the Company’s Business Plan, earnings metrics and for selected services, new service growth measured on a net adds basis. Successful completion during 2006 of Phase I of North Pittsburgh Telephone Company’s Fiber-to-the-Node Project shall also be considered. However, Rural Telephone Bank stock liquidation proceeds, if any, shall be eliminated from year-end results for bonus determination purposes based upon earnings metrics.

Payment of Bonuses Generally

6.	The payment of any bonuses is contingent upon the NPSI Shareholders receiving dividends during 2006 equal to or greater than the total shareholder dividends of $.74 per share paid in 2005. This contingency will encourage the Officers to continue managing NPSI in a manner that will produce adequate free cash flow to enable the Board to declare the ongoing payment of dividends at least equal to the prior year.

Payment of Individual Bonuses

7.	The individual bonuses payable under the Plan shall be distributed in equal amounts among all Participants, except that, unless the Board of Directors upon the recommendation of its Compensation Committee shall determine otherwise, in the event that a Participant held an Eligible Office for less than the full Bonus Determination Period, (x) that Participant’s share of the bonus payable under the Plan will be a fraction of a full share, the numerator of which is the number of days the Participant held any Eligible Office during the Bonus Determination Period, and the denominator of which is the total number of days in the Bonus Determination Period, and (y) the value of a full share shall equal the bonus payable under the plan divided by the sum of (i) the number of Participants who held an Eligible Office throughout the full Bonus Determination Period and (ii) all of the fractions of full shares determined pursuant to clause (x) in this Paragraph 7.

All bonuses for a Bonus Determination Period (subject to withholding of all applicable income and employment taxes) will be determined and paid as soon as practicable following the Bonus Determination Period and, in the event of a Change of Control, no later than 30 days following the occurrence of the Change of Control.

Death of a Participant

8.	If a Participant dies during the Bonus Determination Period or thereafter before the bonus is paid, the payment of the bonus will be made to the Participant’s beneficiary (as designated in a writing signed and dated by the Participant and delivered to NPSI), or to the Participant’s estate if no such beneficiary has been designated.

Retirement/Termination of a Participant

9.	If a person retires from an Eligible Office or is terminated therefrom during the Bonus Determination Period and does not seek and/or enter employment with any business that competes with NPSI or any of NPSI’s subsidiaries, the retiring or terminated person shall be considered a Participant for the portion of the Bonus Determination Period prior to retirement or termination and his/her bonus shall be determined in accordance with Paragraphs 3, 5 and 7 of this Bonus Plan. However, under no circumstances shall a retiring or terminated holder of an Eligible Office, who seeks and/or enters employment with a business that competes with NPSI or any of NPSI’s subsidiaries, be considered a Participant for any portion of the Bonus Determination Period, either prior to or after retirement or termination.

Change of Control

10.	A Change of Control shall be deemed to have occurred in the event of: (i) the acquisition, directly or indirectly, by any person or entity (other than NPSI), or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of shares of the capital stock of NPSI or North Pittsburgh Telephone Company (“NPTC”) which, when combined with the existing voting power of such persons or entities, aggregates voting power over that number of shares of the capital stock of NPSI or NPTC as has the right to cast fifty percent (50%) or more of the votes which all shareholders of NPSI or NPTC would be entitled to cast in the election of directors of NPSI or NPTC, respectively, under normal circumstances (that is, for example, without giving effect to any such voting rights of preferred shares existing by reason of a default in the payment of preferred dividends or to any elimination of voting rights of “control shares” (as defined in 15 Pa.C.S. § 2562) pursuant to Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor or comparable statute) or (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of NPSI or NPTC to a transferee other than NPSI or NPTC, an entity of which a controlling interest is owned by NPSI or NPTC, or an entity which, prior to the Change of Control, owns, directly or indirectly, a controlling interest in NPSI or NPTC.

Administration of the Plan

11.	The Plan shall be administered by the Compensation Committee of the Board of Directors of NPSI. All decisions and determinations by such Committee shall be final and binding upon all parties. Such Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Non-Exclusivity

12.	Nothing contained in the Plan shall be deemed to preclude NPSI from establishing other compensation or bonus plans, or limit other plans which may be in effect from time to time, or limit the authority of NPSI to exercise its corporate rights and powers with respect to compensation and incentives to the fullest extent permitted by law.